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Exhibit 10.4
                              EMPLOYMENT AGREEMENT



THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 1st day of January , 1999, between DAVID L. EDGAR ("Executive"), and COMMUNITY BANK OF GEORGIA, a state-chartered Georgia banking institution whose principal place of business is located at 3333 Lawrenceville Highway, Tucker, Georgia, ("Employer").

                                    RECITALS

         WHEREAS, the Board of Directors of the Employer recognizing the experience and knowledge of the Executive in the banking industry, determines that it is in the best interests of the Employer to arrange terms of employment for Executive so as to induce Executive to remain in his capacity with the Employer for the term as set forth in this Employment Agreement (the "Agreement"); and

         WHEREAS, Executive is willing to provide services to Employer in accordance with the terms and conditions hereinafter set forth.

         THEREFORE, in the consideration of the mutual promises and agreements in these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, it is agreed as follows:

SECTION 1.        EMPLOYMENT

         a. Employer employs Executive on the terms and conditions hereafter stated as Employer's Vice President and Chief Financial Officer to perform such services and duties as the Board of Directors may, from time to time, designate during the term hereof. Executive will also serve as Chief Financial Officer of Georgia Bancshares, Inc., ("Bancshares") Tucker, Georgia, the Employer's parent bank holding company. Subject to the terms and conditions hereof, Executive will perform such duties and exercise such authority as are customarily performed and exercised by persons holding such office, subject to the direction of the Board of Directors.

         b. Executive accepts such employment and shall devote his full time, attention, and best efforts to the diligent performance of his duties herein specified.

SECTION 2.        TERM OF EMPLOYMENT.

         a. Executive's employment under this Agreement shall commence on January 1, 1999 and continue for a period of twelve calendar months concluding on December 31, 1999.

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         b.  Executive's   employment   pursuant  to  this  Agreement  shall  be
terminated by the first to occur of any of the following:

                  i)       The death of the Executive;

                  ii) The Complete Disability of Executive. "Complete Disability" as used herein shall mean the inability of Executive, due to illness, accident, or any other physical or mental incapacity, to completely fulfill his obligations hereunder for an aggregate of ninety (90) days within any period of 180 consecutive days during the term hereof;

                  iii)     The discharge of Executive by Employer for cause.

                           (1) "Cause" as used herein shall mean: dishonesty; theft; conviction of a crime (other than minor traffic violations) which is either a felony or a misdemeanor involving moral turpitude; unethical business conduct; gross or repeated negligence in carrying out Executive's duties. In all instances other than dishonesty, theft or conviction of a crime, written notice of said activity, negligence or violation shall be provided by Employer to Executive along with a reasonable period of time, which shall be not less than ninety (90) days, in which to correct the deficiency.

                           (2)      Discharge for "Cause" shall require a
two-thirds  majority vote of the entire Board of Directors of Employer.

                  iv) Thirty (30) days after Executive has given written notice to Employer of his intent to terminate his employment hereunder.

         c.   Termination  of  Executive's   employment   shall  constitute  his
resignation as an employee of Employer (and as an executive officer of Bancshares) effective upon acceptance by Employer of that tender.

SECTION 3.        COMPENSATION.

For all services which Executive may render to Employer during the term hereof Employer shall pay to Executive, subject to such deductions as may be required by law, as set out below:

         a. Annual Base Salary. Executive shall receive a salary based On an annual rate of $80,000, payable in equal monthly installments.

         b. Performance Bonus. In addition to the Executive's annual base salary, the Employer shall pay to Executive a performance bonus conditioned upon the Employer attaining certain performance criteria measured as of December 31, 1999.

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         The right to receive an annual  performance bonus is based upon meeting or exceeding the following three (3) established goals with respect to (i) return on average assets ("ROAA"), (ii) return on average equity ("ROE"), and
(iii) average past due loans.
                  i)       Return on Average Assets of 1.25% or greater;
                  ii)      Return on Equity of 14.0% or greater; and
                  iii) Average past due loans not to exceed 1.25% of total loans outstanding.

         Notwithstanding the foregoing, no performance bonus shall be earned in any year in which the Bank's composite C-A-M-E-L-S rating is less than "2".

         c. Severance Compensation. If the Executive's employment is terminated during the term of this Agreement for reasons other than those stated in paragraph 2(b)(iii). Employer shall pay Executive as Severance Compensation, without set off, reduction, or diminution for other compensation which Executive may receive from sources other than Employer, a sum equal to the gross monthly compensation which would then be payable to Executive under the terms and conditions of this Agreement without reduction for taxes except as required by law for twelve (12) consecutive months. ("Severance Compensation"). Said Severance Compensation shall be payable on the first day of each month following Executive's termination of employment. Notwithstanding the foregoing, if mutually agreed between Employer and Executive, the Severance Compensation may be paid in one lump sum or other equal payments. Employer shall maintain Executive's full medical and disability benefits for Executive and his family at no expense to Executive for twelve (12) months subsequent to said termination or the remainder of the term of this Agreement whichever is greater. Thereafter, Executive shall be eligible to secure such medical and dental benefits as may be available pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") at Executive's expense. Notwithstanding the foregoing, if Executive tenders his resignation after ninety (90) days from the commencement of this Agreement, Executive shall be paid Severance Compensation in the amount of six
(6) months compensation.

SECTION 4.        OTHER BENEFITS

During the term of Executive's employment hereinafter, on and after the effective dates, as noted, Employer shall furnish to Executive the following benefits.

         a. A group health and hospitalization and dental insurance policy covering the Executive and immediate family.

         b. A fully paid vacation of fifteen (15) working days per year for the duration and any continuance of this contract. Time for such vacation/vacations shall be determined solely by the Executive provided Executive shall give the President and Chief Financial Officer of Employer, reasonable prior notice of the Executive's scheduled vacation days.

         c. All reasonable business expenses incurred for the attendance of the Executive and his spouse at the annual meeting of the Community Bankers Association of Georgia's Leadership Division Conference.

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SECTION 5.        POST TERMINATION COVENANTS.

         a. Executive hereby expressly covenants and agrees that during the term of his employment whether or not pursuant to this Agreement and for a period of twelve (12) months following the termination of his employment with Employer, if said termination is pursuant to Section 2(b)(iv), Executive shall not engage in rendering or providing executive managerial services as chief financial officer or serve as chief financial officer of or to any National Bank or State Bank
Institution located within an area of ten (10) miles of Community Bank of Georgia's main office or its branches without the express permission of the Employer. This covenant shall not be effective against Executive in the event of termination of Executive for any other reason, actual, or constructive as provided herein below.

SECTION 6.        CONFLICTS OF INTEREST.

Executive shall not, while employed by Employer, accept employment with any other individual, corporation, partnership, governmental authority or other entity, or engage in any other venture for profit which the Employer's Board of Directors may consider by majority vote of all of the directors then serving with Executive abstaining to be in conflict with the Employer's best interest or to be in competition with the performance of his duties hereunder. This restriction does not preclude Executive from owning or being involved in real estate or other investments, so long as such does not create a conflict of interest on the part of the Executive as to his duties and obligations to Employer as set forth herein. In addition, the Executive may be a Board member of companies not in competition with the Employer. Notwithstanding the foregoing, Executive may not be involved in any of these activities without first making a full disclosure to the Employer of the details of each proposed endeavor.

SECTION 7.        WAIVER OF PROVISIONS.

Failure by any of the parties hereto to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted hereunder or of the obligation of future performance of any such term or condition or any other term or condition of this Agreement, unless such waiver is contained in a writing signed by or on behalf of all the parties.

SECTION 8.        GOVERNING LAW.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia. If for any reason any provision of this Agreement shall be held by a court of competent jurisdiction to be void or unenforceable, the same shall not affect the remaining provisions hereof.

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SECTION 9.        MODIFICATION AND AMENDMENT.

This Agreement contains the sole and entire agreement among the parties hereto and supersedes all prior discussions and agreements among the parties, and any such prior agreements shall, from and after the date hereof, be null and void. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of all parties hereto.

SECTION 10.       NOTICE AND MAILING THEREOF.

Whenever in this Agreement notice is required to be given to either of the parties hereto, such notice shall be effective only if delivered to the parties as follows by hand delivery or first class United States Mail:

                  If to Employer:      President and Chief Executive Officer
                                       Community Bank of Georgia
                                       3333 Lawrenceville Highway
                                       Tucker, Georgia 30084

                  If to Executive:     David L. Edgar
                                       111 Fielding Ridge
                                       Peachtree City, Georgia 30269

SECTION 11.       RECITALS, COUNTERPARTS AND HEADINGS.

The Recitals appearing above are incorporated into this Agreement as fully and completely as if set forth expressly herein and are an integral part of this Agreement. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. The headings set out herein are for convenience of reference and shall not be deemed a part of this Agreement.

SECTION 12.       SUCCESSORS.

This Agreement shall inure to the benefit of and be binding upon the Employer, its successors and assigns and upon the Executive, and his heirs and personal representatives. Neither this Agreement nor performance hereunder may be assigned by Executive.

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IN WITNESS  WHEREOF,  the parties have caused this  Agreement to be executed and delivered as of the day and year first above written.


EXECUTIVE:                                  EMPLOYER:

                                            COMMUNITY BANK OF GEORGIA


/s/ David L. Edgar                          By: /s/ Ted A. Murphy
David L. Edgar                                  Ted A. Murphy
                                                President and Chief Executive
                                                Officer


                                             ATTEST:

                                             By:     /s/ James L. Armstrong
                                             Chairman, Compensation Committee